Tabor & Company
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September 12, 2000


Securities & Exchange Commission
Washington, D.C. 20549

Re: Steroidogenesis Inhibitors International, Inc.: File No.0-26775

Dear Sirs:

As requested by Mr. Eugene Boyle of Stroidogenesis Inhibitors International, Inc., (SII) this letter is to confirm that we were informed July 20, 2000, of SII's decision to change independent public accountants.

We are in agreement with the revised disclosures (Item 4) regarding the change in public accountants to be included in the 8-K/A, of which we have received a copy.

Sincerely,



Tabor & Company

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        P.O. Box 369o Decatur, GA 30030o 404/377-0151o Fax: 404/377-0154